                                                                  EXHIBIT 11

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                   COMPUTATIONS OF PER SHARE (LOSS) EARNINGS



 The computations of net (loss) earnings per share for the three months and six months ended June 30, 1996 and 1995 are as follows:

                                                                 Three Months Ended           Six Months Ended
                                                                       June 30,                    June 30,
                                                                  1996          1995         1996           1995
                                                              -----------   -----------   -----------    ---------
Primary:
 Net (loss) income..........................................  $(1,304,000)   $  567,000   $  (544,000)  $ (469,000)
                                                              ===========    ==========   ===========   ==========

 Average common shares outstanding..........................   14,163,000     8,424,000    13,697,000    8,091,000
 Dilutive common equivalent shares issuable upon:..
  Conversion of preferred stock.............................        --          583,000        --           --
  Redemption of redeemable warrants.........................        --        1,006,000        --           --
  Exercise of options to purchase common shares.............        --          500,000        --           --
  Issuance of contingently issuable shares..................        --            1,000        --           --
                                                              -----------    ----------   -----------   ----------
                                                               14,163,000    10,514,000    13,697,000    8,091,000
                                                              ===========    ==========   ===========   ==========

          Net (loss) earnings per share.....................       $(0.09)        $0.05        $(0.04)      $(0.06)
                                                                   ======         =====        ======       ======

Fully Diluted (1):
 Net (loss) income..........................................  $(1,304,000)   $  567,000   $  (544,000)  $ (469,000)
  Addback: Interest expense, net of tax,
   applicable to convertible debt...........................      897,000         3,000       898,000        6,000
                                                              -----------   -----------   -----------   ----------
                                                                $(407,000)   $  570,000   $   354,000   $ (463,000)
                                                              ===========   ===========   ===========   ==========

 Average common shares outstanding..........................   14,163,000     8,424,000    13,697,000    8,091,000
 Dilutive common equivalent shares issuable upon:
  Conversion of preferred stock.............................      583,000       583,000       583,000      583,000
  Redemption of redeemable warrants.........................      970,000     1,046,000     1,145,000    1,157,000
  Exercise of options to purchase common shares.............    1,032,000       513,000       977,000      507,000
  Issuance of contingently issuable shares..................        --            2,000         --           2,000
  Conversion of convertible debt............................    2,464,000        47,000     2,464,000       47,000
                                                              -----------   -----------   -----------   ----------
                                                               19,212,000    10,615,000    18,866,000   10,387,000
                                                              ===========   ===========   ===========   ==========

 Net (loss) earnings per share...............................      $(0.02)        $0.05        $ 0.02      $ (0.04)
                                                                   ======         =====        ======       ======

(1) The computations of the fully diluted income per share are submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No.15 because it produces an anti-dilutive result.